Exhibit 10.6

CENTRA SOFTWARE, INC.

SEVERANCE COMPENSATION AND CHANGE OF CONTROL AGREEMENT

This Severance Compensation and Change of Control Agreement (the “Agreement”) is made as of the 1st day of July, 2003 by and between Centra Software, Inc., a Delaware corporation (the “Company”), and Deborah Louis of Weston, Massachusetts (the “Employee”).

WHEREAS, the Employee currently serves as the Vice President, eBusiness Operations of the Company; and

WHEREAS, the Company and the Employee desire to provide for severance arrangements for the Employee under certain circumstances;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1. “Accrued Base Compensation”: all amounts of compensation for services rendered to the Company that have been earned or accrued through the date of the Employee’s termination of employment but that have not been paid as of such date including (i) Base Salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Employee on behalf of the Company during the period ending on such date, and (iii) vacation pay; provided, however, that Accrued Base Compensation shall not include any amounts described in clause (i) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Employee.

1.2. “Accrued Incentive Compensation” shall mean the quarterly variable bonus amount, as established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), pro-rated to the date of termination.and payable only if and to the extent that the established targets for the applicable quarter were met.

1.3 “Annual Variable Bonus” shall mean the Employee’s target bonus amount per annum as established by the Compensation Committee of the Company’s Board of Directors.

1.4 “Base Salary” shall mean the Employee’s base compensation per annum as established by the Compensation Committee.

1.5. “Cause” shall mean (i) any act of personal dishonesty committed by the Employee in connection with her responsibilities as an employee or officer of the Company and intended to result in her substantial personal enrichment, (ii) the Employee’s conviction for a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued, intentional failure by the Employee to perform her obligations as an

Employee of the Company for thirty (30) days after the Company has delivered to her a written demand for performance which specifically describes the basis for the Company’s belief that she has intentionally failed to perform such obligations.

1.6. “Change of Control”: (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation, or (iii) a change, without the approval of the Board of Directors, of a majority of the Board of Directors.

1.7 “Severance Compensation”: 50% of the annual variable bonus amount established by the Compensation Committee of the Company’s board of directors for the year in which termination occurs plus 50% of the Employee’s Base Salary for such year.

2. Payments upon Termination.

2.1 If the Company terminates the Employee’s employment at any time other than (i) for Cause or (ii) upon the Employee’s death, the Company (A) will pay the Employee her Severance Compensation in six (6) equal monthly installments in arrears, as well as her Accrued Incentive Compensation, if any, which shall be payable together with such monthly installment during the month after her termination in which it is determined that such Accrued Incentive Compensation was earned and is payable pursuant hereto and (B) shall also pay him, on the date of termination, her Accrued Base Compensation as of the termination date. The Company’s obligation to make payments pursuant to this Section 2.1 shall cease upon the Employee’s material breach of Employee’s “Employee Agreement,” as defined in Section 6 below, if such breach causes or is likely to cause material harm to the Company.

2.2. If the Company terminates the Employee’s employment at any time for Cause, the Company will pay the Employee her Accrued Base Compensation.

2.3 If the Company terminates the Employee’s employment upon the Employee’s death, the Company will pay the Employee’s estate her Accrued Base Compensation plus her Accrued Incentive Compensation payable in the manner set forth in Section 2.1 above.

2.4 Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Company shall take such measures as are permissible under its medical, life, and disability insurance to continue coverage or reimbursement for the Employee (and the Employee’s family, if applicable) on the same terms (including any required contribution by the Employee) as immediately prior to such termination, but only if and to the extent that it is permissible to continue coverage under any such insurance plans. Medical coverage under this section shall be effected by the Employee making an election under COBRA. The Employee’s rights under this Section 2.4 shall continue only for so long as the Employee is entitled to receive payments of Severance Compensation under Section 2.1.

2.5 Upon any termination of the Employee’s employment with the Company, other than termination for Cause or by reason of the Employee’s death, notwithstanding any contrary or inconsistent provision of any option granted to the Employee by the Company or of any option plan, each such option shall be exercisable until the first anniversary of such termination or, if earlier, the last day on which such option would have expired had Employee continued to be employed by the Company.

2.6 The Severance Compensation payable to the Employee shall not be reduced by payments received by the Employee from a subsequent employer.

3. Limitation on Benefits. It is the intention of the parties that no payments by the Company to Employee under this Agreement or any other agreement or plan pursuant to which Employee is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to Employee, Employee shall refund such excess payments to the Company with interest thereon at the Applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G the Employee shall be entitled to determine the method of such reduction in her sole discretion.

4. Change of Control; Option Vesting. If a Change of Control occurs while Employee is employed by the Company, then, whether or not Employee is terminated in connection with the Change of Control and notwithstanding any contrary or inconsistent provision of any option granted to the Employee by the Company, the unvested options held by the Employee immediately before such Change of Control shall vest upon such Change of Control.

5. Mutual Release. Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Employee shall execute the Mutual Release attached hereto as Exhibit A. The Company agrees to execute such Mutual Release simultaneously. The Employee’s execution of such Mutual Release shall be a condition precedent to the effectiveness of Section 2.1.

6. Employee Agreement. The Employee agrees that the terms of the Employee’s Invention, Non-Competition and Non-Disclosure Agreement (the “Employee Agreement”) attached to this Agreement as Exhibit B are incorporated into and made a part of this Agreement and supersedes any and all prior agreements and understandings between the Employee and the Company relating to the subject matter of the Employee Agreement.

7. Miscellaneous.

7.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party hereby consents to the jurisdiction of such courts.

7.2. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.3. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

7.4. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. The Employee acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement the Employee has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

CENTRA SOFTWARE, INC.

By:	/s/ Leon Navickas

Leon Navickas, Chief Executive Officer duly authorized by the Board of Directors

/s/ Deborah Louis
Deborah Louis

Exhibit A

Mutual Release

(a) By Employee. In consideration of the undertakings by Centra Software, Inc. (“the Company”) set forth in the Severance Compensation and Change of Control Agreement with the undersigned (“the Employee”) dated July 1, 2003, relating to severance compensation and related matters, to which this Mutual Release is attached as an exhibit (“the Severance Agreement”) and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee, on behalf of himself, his or her successors, heirs, administrators, executors, assigns, agents, representatives, and all those in privity with him, releases and forever discharges the Company, all of its present and former officers, directors, employees, servants, agents, representatives, successors, assigns, and beneficiaries, (collectively, the “the Company Releases”), of and from any and all claims, charges, complaints, causes of action, demands, obligations, liabilities, damages, attorneys fees, expenses, and costs of any kind which Employee now has or ever had arising out of, based on, or connected with his or her employment by the Company, including but not limited to any causes of action or claims arising under or based on the National Labor Relations Act, as amended; the Civil Rights Act of 1886, 42 U.S.C. § 1981; Section 2 of the Civil Rights Act of 1871, 42 U.S.C. § 1985(c); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000a et seq., as amended by the Equal Employment Opportunity Act of 1972, 42 U.S.C. § 2000e et seq. and the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Rehabilitation Act of 1973, as amended by the Americans With Disabilities Act and the 1991 Civil Rights Act, 29 U.S.C. §§ 706(8), 791, 793, 794, 794a; the Americans with Disabilities Act of 1990, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”) of 1967, 29 U.S.C. § 621 et seq.; Executive Order No. 11246, 3 C.F.R. 1964, reprinted as amended in 42 U.S.C. § 2000e; Massachusetts General Laws chapter 151B; Massachusetts General Laws chapter 31; and any other state, federal or municipal equal employment opportunity law, statute, public policy, order, ordinance, or regulation, and any other federal or state law, statute, order, public policy, or regulation affecting or relating to the claims or rights of employees, and any and all actions and claims of whatever nature in tort, contract, or arbitration, judicial or quasi-judicial, and any claims or suits relating to the breach of an oral or written contract, misrepresentation, defamation, interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith, and fraud which Employee had, now has, or claimed to have, known or unknown, against the Company Releases; provided, however, the foregoing release shall not relate to obligations of the Company arising under (i) the Severance Agreement, (ii) any option granted by the Company to the Employee, (iii) the 401(k) plan of the Company and the agreements thereunder or (iv) any statute, by-law or insurance agreement providing indemnification rights to Employee in connection with his or her services as an officer of the Company.

(b) By the Company. In consideration of the undertakings by Employee set forth above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, on behalf of itself, its directors, officers, employees, successors, assigns, agents, representatives, and all those in privity with it, releases and forever discharges Employee, all of his or her agents, representatives, successors, assigns, and beneficiaries,

(collectively, the “Employee Releases”), of and from any and all claims, charges, complaints, causes of action, demands, obligations, liabilities, damages, attorneys fees, expenses, and costs of any kind which the Company now has or ever had arising out of, based on, or connected with Employee’s service as an officer and employee of the Company, and any and all actions and claims of whatever nature in tort, contract, or arbitration, judicial or quasi-judicial, and any claims or suits relating to the breach of an oral or written contract, misrepresentation, defamation, interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith, and fraud which the Company had, now has, or claimed to have, known or unknown, against the Employee Releases; provided, however, the foregoing release shall not relate to obligations of Employee (i) arising under the Severance Agreement, (including the invention, non-competition and non-disclosure agreement set forth as Exhibit B to the Severance Agreement, or (iii) under any option granted by the Company to the Employee.

CENTRA SOFTWARE, INC.

By:	/s/ Leon Navickas

/s/ Deborah Louis
Deborah Louis

Dated: July 12, 2003

Exhibit B

EMPLOYEE’S INVENTION, NON-COMPETITION AND

NON-DISCLOSURE AGREEMENT

In consideration of my employment or continued employment, and of the compensation to be paid to me therefore, by Centra Software, Inc., a Delaware corporation (the “Company”), and of the salary or wages paid to me during my employment, and in consideration of the undertakings by Centra Software, Inc. (“the Company”) set forth in the Severance Compensation and Change of Control Agreement with the undersigned (“the Executive”) dated July 1, 2003, relating to severance compensation and related matters, to which this Invention, Non-Competition and Non-Disclosure Agreement (this “Agreement”) is attached as an exhibit (“the Severance Agreement”) and for other good and valuable consideration, the receipt of which is hereby acknowledged, I acknowledge, warrant and agree with the Company as follows:

1. Acknowledgement of Risk to the Company:

As an employee of the Company, I will have access to Confidential Information (as hereinafter defined) and Inventions (as hereinafter defined) of the Company. I understand and agree that improper use or disclosure of such Confidential Information or Inventions would cause the Company substantial loss and damage. Accordingly, I have agreed to enter into this Agreement.

2. Agreement not to Compete with the Company:

(a) While employed by the Company, and for a period of one year following the termination of such employment for any reason, I shall not participate, directly or indirectly, on my own behalf or as owner, stockholder, partner, director, officer, manager, employee, agent or consultant, in any business, firm or corporation, or business or other activity, which is in direct or indirect competition with the Company, which intends at any time to compete directly or indirectly with the Company, or which sells, licenses, leases or otherwise provides any products or services similar to any products or services that are, or are proposed to be at the time of such termination, sold, licensed, leased or provided by the Company, in the United States. Notwithstanding the foregoing, I may purchase on a national securities exchange or in the “over-the-counter” market securities representing up to 5% of the combined voting power of the outstanding securities of any company whose securities are listed on such exchange or publicly traded in such market.

(b) While employed by the Company and for a period of one year following the termination of such employment for any reason, I shall not, (i) directly or indirectly, request, cause, solicit or induce any other employee of, or any consultant to, or any other person who may have been employed by, the Company, or any other person who may possess Confidential Information, to perform work or services for, or to provide information to, any person or entity other than the Company, or encourage any such employee to terminate his or her employment with the Company or (ii) hire any current employee of the Company or any former employee of the Company within 12 months of the termination of such former employee’s employment with the Company.

3. Definition of “Confidential Information”:

The term “Confidential Information” as used in this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which is maintained in secrecy or confidence by the Company or any subsidiary of the Company or which might permit the Company or any subsidiary of the Company or any of their respective customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:

(a) any idea, concept, invention, discovery, innovation, improvement, process, procedure, method, formula, development, computer program, training or service manual, test, test results, technical data, design, pattern, device, plan or design for new or revised products, research or other compilations or items of information, work in process, or any Invention (as hereinafter defined), or parts or elements of the foregoing, or for uses therefor and any and all revisions and improvements upon or relating to any of the foregoing, or parts or elements thereof, in each case whether or not reduced to tangible form; and

(b) the name of any past, current or prospective client, customer, supplier, employee, sales agent, consultant, or any sales plan, marketing material, plan or survey, business plan or opportunity, product or other development plan or specification, business proposal, financial record, or business record or other record or information relating to the past, present or proposed business of the Company.

4. Unauthorized Disclosure of Confidential Information:

I shall at all times hold confidential all Confidential Information. During my employment by the Company, I shall use and disclose Confidential Information only to the extent necessary to perform my duties as an employee of the Company and for the sole benefit of the Company, and, in any event, shall not disclose any Confidential Information to any person or entity outside the Company without the prior written direction or permission of a duly authorized officer of the Company. After the termination of my employment by the Company, I shall not disclose to any person or entity, or make use of, any Confidential Information without the prior written permission of a duly authorized officer of the Company. This provision shall not apply to any Confidential Information which the Company has voluntarily disclosed to the public or which has otherwise legally entered the public domain.

I understand that the Company has from time to time in its possession information which is claimed by others to be confidential or proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.

5. Property of the Company:

(a) I agree that all Confidential Information and all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, graphs and all other materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by myself or others), shall be the sole property of the Company.

(b) I agree that any idea, concept, invention, discovery, innovation, formula, computer program or other Confidential Information conceived, developed, or otherwise made by me, alone or jointly with others and directly relating to the Company’s present products, programs or services or to tasks assigned to me during the course of my employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, during the period of my employment with the Company, or during the six-month period next succeeding the termination of my employment with the Company, whether or not made during my regular working hours, and whether or not made on the Company’s premises, and whether or not disclosed by me to the Company (hereinafter collectively referred to as “Inventions”), together with all products or services which embody, emulate or employ such Invention or Confidential Information, shall be the sole property of the Company, and all copyrights, patents, patent rights, trademarks, service marks, logos, and reproduction rights to, and other proprietary rights in, such Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company.

(c) I hereby assign, and, to the extent any such assignment cannot be made at the present time, agree to assign, to the Company all my right, title and interest throughout the world in and to all Inventions, and to anything tangible which evidences, incorporates, constitutes, represents or records any such Inventions. I agree that all such Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all copyrights, patents and other proprietary rights I may have in any of such Inventions, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

6. Employee’s Obligation to Keep Records:

I shall make and maintain adequate and current written records of all Inventions which by virtue of Section 5 are the sole property of the Company and shall disclose same fully and in writing to the Company’s President or other duly authorized officer immediately upon development of the same and at any time upon request.

7. Employee’s Obligation to Cooperate:

During and after the term of my employment by the Company, I shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, which the Company may request to secure its rights hereunder and to carry out the intent of this Agreement. In furtherance of my undertaking in the immediately preceding sentence, I specifically agree to assist the Company, at the Company’s expense, in every proper way to obtain for its sole benefit, in any and all countries, patents, copyrights or other legal protection for all Confidential Information and Inventions, which by virtue of Section 5 hereof are the sole property of the Company and for publications pertaining to any of them. I shall be entitled to reasonable compensation for any material amount of time spent by me in assisting the Company, under this Section 7.

8. Exceptions to this Agreement:

Except as set forth below, I am subject to no contractual or other restriction or obligation which will in any way limit my activities on behalf of the Company or require me not to disclose any information or data to the Company. I further represent and warrant that I do not claim rights in, or otherwise exclude from this Agreement, any previous invention, discovery or other item of intellectual property except the following:

(If none, please write “None”.) None

OR

See attached Schedule 8 (initial)

Notwithstanding anything in this Agreement to the contrary, my assignment and obligation to assign my rights in all inventions, discoveries or other items of intellectual property shall not extend or apply to any invention that (i) I developed entirely on my own time without using any Company equipment supplies, facilities or trade secret information; (ii) does not relate to the Company’s business or actual or reasonably anticipated research and development; (iii) does not result from any work performed by me for the Company; (iv) is disclosed by me in writing to the Company before I assert any rights in the same; and (v) with respect to which the Company agrees that conditions (i) through (iv) pertain and agrees to exclude from the application of this Agreement by jointly executing with me a revision to the attached Schedule 8.

9. Termination of Employment:

If I cease to be employed by the Company for any reason, or at any other time upon request of the Company, I shall return promptly any notebooks, computer programs, specifications, drawings, designs, blueprints, reproductions, sketches, notes, reports, proposals, business plans, manuals, or copies of any of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers.

If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment regardless of the manner of or reasons for such termination. I understand, however, that my obligations under this Agreement will continue even if I do not sign a Termination Certificate.

10. Miscellaneous Provisions:

(a) In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(b) This Agreement constitutes the entire agreement and understanding between the Company and me concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement or any of the provisions herein contained shall be binding upon me or the Company unless made in writing and signed by a duly authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions. In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement shall prevail.

(c) This Agreement shall be binding upon me regardless of the duration of my employment by the Company, the manner of or reasons for the termination of my employment by the Company, or the amount of my salary or wages. My obligations under this Agreement shall survive the termination of my employment by the Company regardless of the manner of or reasons for such termination and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company, and shall not in any way be modified, altered or otherwise affected by such termination. My obligations under this Agreement shall be binding upon my heirs, legal representatives, successors and assigns, and the provisions of this Agreement shall inure to the benefit of and be binding on the legal representatives, successors and assigns of the Company.

(d) I recognize and acknowledge that money damages alone would not adequately compensate the Company for breach of any of my covenants, agreements or obligations herein, and therefore I agree that in the event of the breach or threatened breach of any such covenant, agreement or obligation, in addition to all other remedies available to the Company, at law, in equity or otherwise, the Company shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available, at law, in equity, by agreement or otherwise.

(e) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws, and shall be deemed to be effective as of the first day of my employment by the Company. This Agreement is executed under seal.

/s/ Deborah Louis
Deborah Louis

Dated: July 12, 2003

CENTRA SOFTWARE, INC.

EMPLOYEE’S INVENTION, NON-COMPETITION AND

NON-DISCLOSURE AGREEMENT

Schedule 8

Below sets forth all inventions, discoveries or other items of intellectual property that, (i) I developed entirely on my own time without using any Company equipment supplies, facilities or trade secret information; (ii) does not relate to the Company’s business or actual or reasonably anticipated research and development; and (iii) does not result from any work performed by me for the Company: